Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
Van Kampen Growth and Income Portfolio	Bank of America Pfd	12/03/09	Merrill Lynch	Bank of America, Merrill Lynch, UBS